SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ACCENTIA BIOPHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ACCENTIA BIOPHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 6, 2006

To the Shareholders of Accentia Biopharmaceuticals, Inc.:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Accentia Biopharmaceuticals, Inc. (the “Company”), which will be held at the St. Louis Club, located at 7701 Forsyth Blvd., St. Louis, Missouri 63105, on April 6, 2006 at 10:00 a.m., local time, and any adjournments or postponements thereof for the following purposes:

1.	To elect three directors to hold office until the 2009 Annual Meeting of Shareholders and two directors to hold office until the 2007 Annual Meeting of Shareholders;

2.	To ratify the appointment of Aidman, Piser & Company as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2006; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on January 30, 2006 will be entitled to vote at the annual meeting. Information relating to the matters to be considered and voted on at the annual meeting is set forth in the proxy statement accompanying this notice. A copy of our annual report for our 2005 fiscal year is also enclosed.

Please read the proxy statement and vote your shares as soon as possible. To ensure your representation at the annual meeting, please complete, date, sign, and return the enclosed proxy, even if you plan to attend the annual meeting. A proxy and a self-addressed stamped envelope are enclosed. If you attend the annual meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Francis E. O’Donnell, Jr.

Francis E. O’Donnell, Jr., M.D.
Chairman of the Board and Chief Executive Officer

January 30, 2006

ACCENTIA BIOPHARMACEUTICALS, INC.

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Accentia Biopharmaceuticals, Inc. (the “Company”) for use at the Company’s 2006 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 6, 2006 at 10:00 a.m., local time, at the St. Louis Club, 7701 Forsyth Blvd., St. Louis, Missouri 63105, and any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the accompanying proxy forms, together with the Company’s 2005 Annual Report to Shareholders, are first being mailed to shareholders entitled to vote at the Annual Meeting on or about February 8, 2006.

ABOUT THE MEETING

Why am I receiving these materials?

At the Annual Meeting, shareholders will act upon matters described in the notice of meeting contained in this Proxy Statement, including the election of directors. We sent you this proxy statement and the enclosed proxy card because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card, or, if your shares are held by a broker, you may vote your shares by telephone or over the Internet, if authorized by your broker.

Who is entitled to vote?

Only holders of the Company’s common stock outstanding as of the close of business on January 30, 2006 (the “Record Date”) will be entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.

Who can attend the Annual Meeting?

All shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

What constitutes a quorum?

A majority of the 29,121,951 shares of common stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes. However, broker non-votes will not be counted as votes for or against any proposal.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting. Your broker may vote your shares in its discretion on routine matters such as Proposal 1, the election of directors. Any shares not voted, whether due to absention or because they constitute broker nonvotes, will not affect the election of directors. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

How do I vote?

Shareholders who own shares registered directly with the Company’s transfer agent on the close of business on January 30, 2006 can appoint a proxy by mailing their signed proxy card in the enclosed envelope. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that the shareholders’ instructions have been properly recorded.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy bearing a later date, by providing written notice to the Secretary of the Company that you are revoking your proxy, or by voting in person at the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting. When a shareholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications. A written notice to the Company’s Secretary revoking your proxy must be sent to James A. McNulty, Secretary, Accentia Biopharmaceuticals, Inc., 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606.

What am I voting on?

You are voting on two proposals:

1. Election of five directors, with the following as the Board’s nominees:

•	Dennis L. Ryll (nominated as a Class I director with a term to end at the 2009 Annual Meeting of Shareholders);

•	David M. Schubert (nominated as a Class I director with a term to end at the 2009 Annual Meeting of Shareholders);

•	Alan M. Pearce (nominated as a Class I director with a term to end at the 2009 Annual Meeting of Shareholders);

•	John P. Dubinsky (nominated as a Class II director with a term to end at the 2007 Annual Meeting of Shareholders); and

•	Steven J. Stogel (nominated as a Class II director with a term to end at the 2007 Annual Meeting of Shareholders).

2. Ratification of the appointment of Aidman, Piser & Company as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006.

What are the Board’s recommendations?

The Board recommends a vote:

•	For election of the nominated slate of directors

•	For the ratification of the appointment of Aidman, Piser & Company as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006.

If you sign and return your proxy card, unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes, and with respect to proposals other than the election of directors, “Against” votes, abstentions, and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give the broker or nominee specific instructions, your broker or nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What vote is required to approve the proposals?

The five nominees for director receiving the greatest number of votes will be elected. With regard to the ratification of the appointment of Aidman, Piser & Company as the Company’s independent registered public accounting firm for fiscal 2006, the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting will constitute the ratification of the proposal.

Are there any other items that are to be discussed during the Annual Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

American Stock Transfer & Trust Company, the Company’s transfer agent, will count the vote and will serve as the inspector of the election. The Company’s transfer agent was formerly Wachovia Bank, N.A., but American Stock Transfer & Trust Company has acquired Wachovia’s transfer agent operations.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaires will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or by sending a written request addressed to the Company, Attention: Secretary, 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to Accentia Biopharmaceuticals, Inc., Attn: Board of Directors (or the individual director(s)), 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606. Such communications will be delivered directly to the directors.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors recommends the following nominees for election as directors and recommends that each shareholder vote “FOR” the nominees. Executed proxies in the accompanying form will be voted at the annual meeting in favor of the election as directors of the nominees named below, unless authority to do so is withheld.

Our Board of Directors presently consists of eight members and is divided into three classes (designated “Class I,” “Class II,” and “Class III”), with the number of directors in each class being as nearly equal in number as possible. Our Board of Directors was first divided into three classes in October 2005 at the time of our initial public offering. Our articles of incorporation and bylaws provide that the directors in each respective class will serve three-year terms expiring at the third annual meeting of shareholders after their elections or until their respective successors have been duly elected and qualified, provided that the initial term of the Class I directors is scheduled to expire at our first annual shareholder meeting following our initial public offering, the initial term of the Class II directors is scheduled to expire at our second annual shareholder meeting following our initial public offering, and the initial term of the Class III directors is scheduled to expire at our third annual shareholder meeting following our initial public offering. Accordingly, at the Annual Meeting, three Class I directors are required to be elected. Our Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated Dennis L. Ryll, David M. Schubert, and Alan M. Pearce to stand for re-election as Class I directors.

In addition, the Florida Business Corporation Act requires that any director elected by the Board of Directors to fill a vacancy on the Board must stand for re-election at the next annual meeting of the shareholders. Three directors, John P. Dubinsky, David M. Schubert, and Steven J. Stogel, were elected as directors by the Board to fill vacancies on the Board. Therefore, in addition to the above-described nomination of Messrs. Ryll, Schubert, and Pearce as Class I directors, our Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated Messrs. Dubinsky and Stogel to stand for re-election to the Board at the Annual Meeting as Class II directors.

The persons nominated for election have agreed to serve if elected, and the Board of Directors has no reason to believe that any of these nominees will be unavailable or will decline to serve. In the event, however, that any of the nominees are unable or decline to serve as a director at the time of the annual meeting, the persons designated as proxies will vote for any nominee who is designated by our current Board of Directors to fill the vacancy.

The five nominees for director named above currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2009 annual meeting of shareholders (in the case of Class I directors) or until the 2007 annual meeting of shareholders (in the case of Class II directors). The remaining three directors will continue to serve as members of the Board for the terms described below. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), meaning that the five nominees receiving the highest number of affirmative votes of the votes represented at the Annual Meeting will be elected as directors. Proxies solicited by the Board will be voted “FOR” the nominees named above unless a shareholder specifies otherwise.

The following is biographical information and the age (as of the Record Date) for each person nominated and each person whose term of office will continue after the Annual Meeting:

NOMINEES FOR DIRECTORS

Class I Directors (terms to expire at the 2009 annual meeting of shareholders)

Dennis L. Ryll, M.D., age 58, has served as a director since our company’s founding in March 2002. Since 1995, Dr. Ryll has been a limited partner in MOAB Investments, LP. Since 1996, Dr. Ryll has been a developer and managing member of Pevely Farms Golf Club; has been a partner in DFC Corporation, Inc., a real estate and finance company; and has been a partner in the Mark Twain Hotel in downtown St. Louis, Missouri. Since 2000, Dr. Ryll has been a partner in The Hopkins Capital Group II, a biotechnology business development and investment company. Dr. Ryll retired from active medical practice in 1992. Dr. Ryll received his M.D. from St. Louis University School of Medicine, received special training in Ophthalmology at Mayo Clinic in Rochester, Minnesota and earned his B.S. degree from the United States Air Force Academy.

David M. Schubert, age 39, has served as a director since October 2005. Mr. Schubert is currently the Chief Business Officer of Accelerator Corporation, a venture capital-backed biotechnology investment company located in Seattle, Washington. Prior to joining Accelerator in 2005, Mr. Schubert served as President and founder of Cellexsys, Inc., a privately held biotechnology company that he founded in January 2001 that was acquired by Chromos Molecular Systems in July 2004. Following the sale of Cellexsys, Mr. Schubert has worked as an independent consultant providing advisory services to biotechnology companies. Prior to founding Cellexsys, Mr. Schubert worked for Targeted Genetics Corporation, a publicly held developer of gene-based treatments, as Senior Director, Strategic Initiatives from April 2000 to December 2000 and as Senior Director, Communications and Strategic Relations from November 1997 through March 2000. Mr. Schubert’s prior work experience also includes serving as a Senior Market Manager-Immunotherapy for Baxter Healthcare Corporation. Mr. Schubert is a graduate of Eastern Nazarene College with Bachelor’s degrees in Biology and Psychology, Utah State University with a Master’s degree in Biology, and The Pennsylvania State University with an MBA.

Alan M. Pearce, age 56, has served as a director and our Chief Financial Officer since August 2004. Prior to serving as our Chief Financial Officer, Mr. Pearce served as Senior Vice President, Financial Services for McKesson Corporation, a large publicly traded healthcare company, from April 1999 to March 2004. Mr. Pearce also currently serves on the advisory boards of The Georgia Institute of Technology, or Georgia Tech, the Emory University BioEngineering Foundation, and The Hopkins Capital Group. He also previously served as a director and a member of the finance committee of XL Insurance. From September 2002 to September 2005, Mr. Pearce served as a director of BioDelivery Sciences International, Inc. Mr. Pearce is a graduate of Georgia Tech, where he earned a B.S. degree in Industrial Management, and the University of Texas, where he earned an MBA degree in finance.

Class II Directors (term to expire at the 2007 annual meeting of shareholders)

John P. Dubinsky, age 62, has served as a director of our company since October 2005. Mr. Dubinsky currently serves as President and Chief Executive Officer of Westmoreland Associates, LLC, a financial consulting firm that he founded in 1999. Prior to that, he served as the Chairman and Chief Executive Officer of Mercantile Bank, the lead bank of Mercantile Bancorporation, a publicly held banking corporation, from 1997 to September 1999, when Mercantile merged with Firstar Bank (now U.S. Bank). Mr. Dubinsky is currently President Emeritus of U.S. Bank, one of the largest banks in the Midwestern U.S. He is also the CEO of Cortex, a not-for-profit partnership which is working to develop a biotechnology research district in St. Louis and whose sponsors include three major St. Louis research universities. From 1986 to 1997, Mr. Dubinsky was President and CEO of Mark Twain Bancshares, Inc., a publicly held banking corporation. Mr. Dubinsky currently serves as a director of Insituform Technologies, Inc., a publicly held provider of proprietary technologies and services for rehabilitating underground piping systems, and Stifel Financial Corporation, a publicly held financial services company, where he is a member of the audit and compensation committees. He also serves as director and trustee of various non-profit organizations, including serving as a trustee of Washington University in St. Louis, a director of BJC Health System, and a director of Baners-Jewish Hospital. Mr. Dubinsky holds a Bachelor’s degree in political science and an MBA from Washington University.

Steven J. Stogel, age 57, has served as a director of our company since October 2005. Since 1990, Mr. Stogel has served as President of DFC Group, Inc., a St. Louis-based privately held real estate development and consulting company. From 1981 to 1990, Mr. Stogel served as a co-owner of McCormack, Baron & Associates, Inc., a real estate development and management company. Prior to that, Mr. Stogel was a partner in the St. Louis law firm of Rosenblum, Goldenhersh, Silverstein & Zafft, P.C., where he focused on real estate, tax, and securities law matters. Mr. Stogel holders a Bachelor’s degree in Government from Clark University and a J.D. from Washington University.

DIRECTORS CONTINUING IN OFFICE

Class II Director (terms to expire at the 2007 annual meeting of shareholders)

Dr. Francis E. O’Donnell, Jr., M.D., age 56, has served as our Chairman of the Board since the Company’s founding in March 2002 and has served as our Chief Executive Officer since September 2003. Dr. O’Donnell also served as our President from September 2003 through November 2004. Since 1995, Dr. O’Donnell has served as manager of The Hopkins Capital Group, LLC, a biotechnology business development and investment company. Since May 2002, Dr. O’Donnell has also served as the Chairman of the Board of BioDelivery Sciences International, Inc., a publicly traded drug delivery technology company, and since June 2003, he has served as a director (and as Co Vice-Chairman since 2004) of Biovest International, Inc., our majority owned, publicly held subsidiary. He is co-founder and a director of RetinaPharma Technologies, Inc., a privately held biotechnology company developing novel pharmaceuticals and related products for the prevention, treatment, rescue, and recovery of ophthalmic and other neurodegenerative and neurovascular disease. He is the former Professor and Chairman, Department of Ophthalmology, St. Louis University School of Medicine. Dr. O’Donnell has published over 30 peer-reviewed scientific articles and has been awarded 34 U.S. patents. He is the recipient of the 2000 Jules Stein Award from Retinitis Pigmentosa International and is a Trustee for St. Louis University and The Health Careers Foundation. Dr. O’Donnell is a graduate of the Johns Hopkins School of Medicine, where he received his specialty training at the Wilmer Ophthalmological Institute.

Class III Directors (terms to expire at the 2008 annual meeting of shareholders)

Steven R. Arikian, M.D., age 48, began serving as a director of our company in April 2002. Since November 2004, Dr. Arikian has served as President and Chief Operating Officer of Product Development and Market Services. In February 2005, his title was changed to President and Chief Operating Officer, Biopharmaceutical Products and Services. From January 2003 to November 2004, he was President of Pre-Market Services and Operations and from April 2002 to January 2003, he was President of Pre-Market Services. Since 1997, Dr. Arikian has served as the Chairman, Chief Executive Officer, and founder of our Analytica subsidiary, and September 2004, he has served and the Chairman and Chief Executive Officer of Biovest. Since 2003, Dr. Arikian has served as a director, and since 2004 has served as Chief Executive Officer, President, and Chairman, of Biovest International, Inc., our majority owned, publicly held subsidiary. Dr. Arikian began providing pharmaceutical clients with Clinical and Outcomes Research services in 1988. He served as President of The Center for Health Outcomes and Economics at Bristol Myers Squibb from May 1995 to July 1997, where he supervised a staff of over 50 professionals responsible for development of global health outcomes research. He has designed and implemented research projects in the United States, Canada, Latin America and Europe. Dr. Arikian holds a faculty appointment at the Columbia University Mailman School of Public Health. He has also held faculty appointments at the University of Toronto and the University of Kentucky. He is widely published in the peer-reviewed literature and has been a frequent speaker at industry and trade group sponsored meetings on topics including Formulary Management, Pharmaceutical Pricing, Multi-National Health Economic Studies, and Pharmacoepidemiology. Dr. Arikian is a graduate of Fordham University with a degree in Biology and is also a graduate of the University of Catania (Italy) Medical School.

Martin G. Baum, age 40, began serving as one of our directors and as our President and Chief Operating Officer of Commercial Operations and Business Development in June 2003. In February 2005, his title was changed to President and Chief Operating Officer, Specialty Pharmaceuticals. He has also served as Chairman, President and Chief Executive Officer of our TEAMM subsidiary since its founding in July 2000. Prior to that, Mr. Baum served as Senior Vice President of Commercial Operations at DJ Pharmaceuticals, Inc., a specialty pharmaceutical company, since January 1999. Since June 2003, Mr. Baum has also been a director of Biovest International, Inc., our majority owned, publicly held subsidiary. Mr. Baum is a graduate of The University of Toledo, where he received B.S. degrees in Pre-Med and Business.

PROPOSAL 2—RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors recommends the ratification of Aidman, Piser & Company as our independent registered public accounting firm for the fiscal year ending September 30, 2006 and recommends that each shareholder to vote “FOR” the ratification. Executed proxies in the accompanying form will be voted at the annual meeting in favor of the ratification of the independent registered public accounting firm, unless authority to do so is withheld.

At the Annual Meeting, the shareholders will be asked to ratify the appointment of Aidman, Piser & Company as our independent registered public accounting firm for the fiscal year ending September 30, 2006. The Audit Committee of our Board of Directors has recommended, and the Board of Directors has already selected, Aidman, Piser & Company as our independent registered public accounting firm for our fiscal year ending September 30, 2006. Aidman, Piser & Company also served as our independent registered public accounting firm during the fiscal year ended September 30, 2005. Unless a shareholder directs otherwise, proxies will be voted for the approval of the selection of Aidman, Piser & Company as our independent registered public accounting firm for the 2006 fiscal year. If the shareholders do not approve the appointment of Aidman, Piser & Company, the Board will consider the selection of other independent public accountants for the 2006 fiscal year, but will not be required to do so.

The affirmative vote of the majority of shares of common stock present or represented and entitled to vote at the Annual Meeting is required to ratify the selection of Aidman, Piser & Company. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent registered public accounting firm for such fiscal year if the Board of Directors feels that such a change would be in the best interests of our company and its shareholders.

Representatives of Aidman, Piser & Company will be present at the Annual Meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

DIRECTORS AND EXECUTIVE OFFICERS

Board Meetings and Independence

During the fiscal year ended September 30, 2005 (“Fiscal 2005”), the Board of Directors of the Company held 34 meetings, consisting of 2 in-person meetings and 32 telephonic meetings. In addition, the Board of Directors took action by written consent on 11 occasions. Each director attended at least 75% of the meetings of the Board during Fiscal 2005. It is the Company’s current policy to strongly encourage directors to attend the Annual Meeting, but they are not required to attend. The Annual Meeting will be our first annual meeting of shareholders subsequent to our initial public offering, and the Company did not hold an annual meeting of shareholders during Fiscal 2005.

Our Board of Directors presently has eight members, and biographical information regarding these directors (five of whom are director nominees) is set forth above under the caption “PROPOSAL 1—ELECTION OF DIRECTORS.” The Board has determined that three of its members are “independent directors” as defined under the rules of the Nasdaq Stock Market, Inc. and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934. These three “independent directors” are David M. Schubert, John P. Dubinsky, and Steven J. Stogel. Under the rules of the Nasdaq Stock Market, Inc., our Board of Directors will be required to have a majority of independent directors no later than 12 months after our common stock was first listed on the Nasdaq National Market. Accordingly, prior to October 28, 2006, we intend to add independent directors and/or make other changes to the composition of the Board of Directors to ensure compliance with these rules.

Board Committees

The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Presently, Messrs. Schubert, Dubinsky, and Stogel are the sole members of each of these committees. The following is a summary description of the respective responsibilities of the Board’s standing committees:

Audit Committee.    The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements, and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent registered public accounting firm. Each member of the audit committee is able to read and understand fundamental financial statements, including the Company’s balance sheets, income statements, and cash flows statements. The Audit Committee held no meetings during Fiscal 2005, as the committee was not constituted until October 2005. Mr. Dubinsky serves as the chairman of the Audit Committee.

The Audit Committee performs the following functions, among others:

•	appointing and replacing our independent accountants;

•	reviewing the results and scope of the independent accountants’ audit and the services provided by the independent accountants;

•	reviewing compliance with legal and regulatory requirements;

•	evaluating our audit and internal control functions; and

•	ensuring the integrity of our financial statements.

The Board of Directors has determined that Mr. Dubinsky is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations. The Board of Directors has approved and adopted a written charter for the audit committee. A copy of this charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section of the website.

Compensation Committee.    The Compensation Committee is charged with overseeing the Company’s compensation policies, plans and programs. Mr. Stogel is the chairman of the Compensation Committee. The Compensation Committee held no meetings during Fiscal 2005, as the committee was not constituted until October 2005. The Compensation Committee performs the following functions, among others, as set forth in its committee charter:

•	recommending and approving salaries, incentive compensation, and equity-based plans for our executive officers and managers;

•	reviewing corporate goals and objectives relative to executive compensation;

•	evaluating our chief executive officer’s performance in light of corporate objectives;

•	setting our chief executive officer’s compensation based on the achievement of corporate objectives;

•	developing plans for chief executive officer succession; and

•	preparing and issuing reports required under the committee charter.

A copy of the Compensation Committee’s charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section of the website.

Governance and Nominating Committee.    The Governance and Nominating Committee’s role is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board and to evaluate candidates to serve as directors of the Company. Mr. Dubinsky is the chairman of the Governance and Nominating Committee. The Governance and Nominating Committee held no meetings during Fiscal 2005, as the committee was not constituted until October 2005. The Governance and Nominating Committee performs the following functions, among others, as set forth in its committee charter:

•	developing criteria for director selection;

•	identifying and recommending to the full Board of Directors the director-nominees to stand for election at annual meetings of the shareholders;

•	recommending members of the Board of Directors to serve on the various committees of the Board of Directors;

•	evaluating and ensuring the independence of each member of each committee of the Board of Directors;

•	recommending to the Board of Directors our corporate governance principles; and

•	recommending to the Board of Directors a code of conduct for the Company’s directors, officers and employees.

A copy of the Governance and Nominating Committee’s charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section of the website.

Director Compensation

Following our initial public offering in October 2005, each non-employee director is entitled to receive an annual fee in the amount of $18,000 for each full year of service on our Board of Directors. In addition, such directors are entitled to receive automatic annual stock option grants under our 2005 Equity Incentive Plan. Under the plan, each non-employee director will receive, on the day following the annual meeting of shareholders each year, a nonqualified stock option to purchase 20,000 shares of our common stock, as well as 5,000 additional shares for each committee on which the director serves on the grant date and 5,000 additional shares for each committee chair that the director holds on the grant date. Each non-employee director that first joined the Board in connection with our initial public offering in October 2005 received his first option grant on the date on which he first became a director, and such director’s second grant will not be made until the day following the second annual shareholder meeting thereafter. Options granted to our non-employee directors under the 2005 Equity Incentive Plan have an exercise price equal to the fair market value of a share of our common stock on the option grant date, and the options will vest in three equal annual installments beginning on the first anniversary of the grant date.

No options were granted under the 2005 Equity Incentive Plan during Fiscal 2005, as we had not yet completed our initial public offering. However, subsequent to the end of Fiscal 2005, a total of 120,000 options were granted under the 2005 Equity Incentive Plan to the following non-employee directors at an exercise price of $8.00 per share:

Director	Options Granted
David M. Schubert	35,000
John P. Dubinsky	45,000
Steven J. Stogel	40,000

Total	120,000

Members of the Board of Directors who are also officers or employees of the Company receive no separate compensation for serving as directors.

Report of Audit Committee

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section of the website. As described above, the Audit Committee is responsible for appointing and replacing our independent accountants; reviewing the results and scope of the independent accountants’ audit and the services provided by the independent accountants; reviewing compliance with legal and regulatory requirements; evaluating our audit and internal control functions; and ensuring the integrity of our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles, and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee held no meetings during Fiscal 2005, as the committee was not constituted until October 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2005 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of our independent auditors.

THE AUDIT COMMITTEE

John P. Dubinsky
Steven J. Stogel
David M. Schubert

January 30, 2006

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all of the employees and directors of the Company and its subsidiaries. The text of the Code of Business Conduct and Ethics is posted on the website at www.accentia.net in the “Investor Relations section of our website.

Communications with the Board of Directors

Shareholders may communicate with the full Board of Directors or individual directors by submitting such communications in writing to Accentia Biopharmaceuticals, Inc., Attention: Board of Directors (or the individual director(s)), 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Such communications will be delivered directly to the directors.

Executive Officers

Set forth below is a table identifying our executive officers. Biographical information for each of these executive officers is set forth above under the caption “PROPOSAL 1—ELECTION OF DIRECTORS,” except for Samuel S. Duffey, whose biographical information and age (as of the record date) is set forth below:

NAME	POSITION
Francis E. O’Donnell, Jr., M.D.	Chairman of the Board of Directors, Chief Executive Officer

Steven R. Arikian, M.D.	President and Chief Operating Officer, Biopharmaceutical Products and Services

Martin G. Baum	President and Chief Operating Officer, Specialty Pharmaceuticals

Alan M. Pearce	Chief Financial Officer

Samuel S. Duffey, Esq.	General Counsel

Samuel S. Duffey, age 60, has served as a director and our General Counsel since April 2003. Prior to that, Mr. Duffey practiced business law with Duffey and Dolan P.A. beginning in 1992. From February 2000, to September 2003, Mr. Duffey served as the non-executive chairman and as a member of the Board of Directors of Invisia, Inc., a small publicly held safety company, and from October 2001 to May 2004, Mr. Duffey also served as the non-executive chairman and as a member of the Board of Directors of FlashPoint International, Inc., a publicly held automotive parts company which is currently named Navitrak International Corporation. Mr. Duffey received his B.A. and J.D. degrees from Drake University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, an officer, director, or greater-than-10% shareholder of the Company must file a Form 4 reporting the acquisition or disposition of Company’s equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the Company’s fiscal year. Such persons must also file initial reports of ownership on Form 3 upon becoming an officer, director, or greater-than-10% shareholder. To the Company’s knowledge, based solely on a review of the copies of these reports furnished to it and written representations that no other reports were required, the officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during its fiscal year ended September 30, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date with respect to, (i) each of the Company’s directors and director nominees, (ii) each of the Company’s executive officers named in the Summary Compensation Table below, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 29,121,951 shares of the Company’s common stock were issued and outstanding as of the Record Date.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent
5% Stockholders
The Hopkins Capital Group, LLC(1) 709 The Hamptons Lane St. Louis, MO 63017	4,381,659	15.0%
Timothy D. Ryll(2) 3652 North Wayne, Apartment B Chicago, IL 60613	4,059,547	14.3
Pharmaceutical Product Development, Inc.(3) 3151 South 17th Street Wilmington, NC 28412	4,270,323	14.7
Ronald E. Osman(4) 6530 Moake School Road Marion, IL 62959	2,135,160	7.3

Named Executive Officers, Directors, and Director Nominees
Francis E. O’Donnell, Jr., M.D.(5)	4,483,911	15.4
Steven R. Arikian, M.D.(6)	1,026,283	3.5
Martin G. Baum(7)	863,418	3.0
Samuel S. Duffey, Esq.(8)	94,675	*
Dennis L. Ryll, M.D.(9)	59,933	*
Alan M. Pearce(10)	743,771	2.6
David M. Schubert	0	*
John P. Dubinsky	142,344	*
Steven J. Stogel	432,159	*
Executive Officers, Directors, and Director Nominees as Group (9 persons)	7,846,493	26.9

*	Less than 1.0%
(1)	Voting and investment power over the shares held by The Hopkins Capital Group, LLC (“Hopkins”) is exercised by its manager, Dr. Francis E. O’Donnell, Jr., our Chairman and Chief Executive Officer.
(2)	Includes:
(a)	3,463,281 shares of common stock held by MOAB Investments, LP (“MOAB”) and 428,573 shares of our common stock held by MOAB-II Investments, LP (“MOAB-II” and, together with MOAB, the “MOAB Entities”); and
(b)	117,693 shares of common stock held by Timothy D. Ryll, as the Trustee of the April DI 98 Trust U/T/A dated December 17, 1998 (the “Timothy Ryll Trust”).

Mr. Timothy Ryll is the sole shareholder and sole director of MOAB Management Company, Inc., which is the sole general partner of each of the MOAB Entities. Mr. Timothy Ryll is the trustee of the Timothy Ryll Trust. Mr. Timothy Ryll is the son of Dr. Dennis Ryll, one of our directors. Dr. Dennis Ryll, a limited partner in each of the MOAB Entities, exercises no voting or investment power over any of our shares held by the MOAB Entities or the Timothy Ryll Trust. Mr. Timothy Ryll exercises voting and investment power over the MOAB Entities and over the Timothy Ryll Trust.

(3)	These shares are held by Pharmaceutical Product Development International Holdings, Inc., or PPDIH, a wholly-owned subsidiary of Pharmaceutical Product Development, Inc. (“PPD”), a publicly held corporation. PPD exercises voting and investment control over PPDIH.
(4)	Includes:
(a)	405,681 shares of common stock held by MRB&B, LLC and
(b)	21,351 shares of common stock held by the Ronald E. Osman & Associates, Ltd. 401(k) Profit Sharing Plan.

Mr. Osman is the manager of MRB&B, LLC and the trustee of the Ronald E. Osman & Associates, Ltd. 401(k) Profit Sharing Plan, exercising voting and investment power over both entities.

(5)	Includes:
(a)	4,381,659 shares of common stock held by Hopkins and 100,000 shares of common stock held by The Hopkins Capital Group II, LLC (“Hopkins II”); and
(b)	2,252 shares of common stock issuable pursuant to options held by Dr. O’Donnell that are currently exercisable or that are exercisable within 60 days of the Record Date.

Dr. O’Donnell holds voting and investment power over shares held by each of Hopkins and Hopkins II as its manager.

(6)	Includes 75,739 shares of common stock issuable pursuant to options that are currently exercisable or that are exercisable within 60 days of the Record Date.
(7)	Includes:
(a)	317,531 shares of common stock issuable pursuant to options held by Mr. Baum that are currently exercisable or that are exercisable within 60 days of the Record Date;
(b)	91,863 shares of common stock held by the Martin and Doreen Baum Irrevocable Trust;
(c)	123,836 shares of common stock held by Mrs. Doreen Baum; and
(d)	788 shares of common stock issuable pursuant to options held by Mrs. Doreen Baum that are currently exercisable or that are exercisable within 60 days of the Record Date. Mrs. Doreen Baum is the wife of Mr. Baum.

Mr. Baum has shared voting and investment power over the shares held by the Martin and Doreen Baum Irrevocable Trust.

(8)	Includes 94,675 shares of common stock issuable pursuant to options that are currently exercisable or that are exercisable within 60 days of the Record Date.
(9)	Includes:
(a)	5,938 shares of common stock issuable pursuant to options held by Dennis Ryll that are currently exercisable or that are exercisable within 60 days of the Record Date; and
(b)	19,833 shares of common stock held by Diane E. Ryll, as the trustee of the Diane E. Ryll Revocable Trust U/T/A dated December 17, 1998 as amended (the “Diane Ryll Trust”). Mrs. Diane Ryll is the wife of Dr. Dennis Ryll and, as the trustee of the Diane Ryll Trust, exercises voting and investment power over the Diane Ryll Trust
(10)	Includes: 95,003 shares of common stock held by The Pearce Family Limited Partnership. As a general partner, Mr. Pearce exercises voting and investment power over this entity.

COMPENSATION OF EXECUTIVE OFFICERS

The following summary compensation table sets forth information concerning compensation for services rendered to us in all capacities by our Chief Executive Officer and other executive officers whose salary and bonus exceeded $100,000, otherwise referred to as our named executive officers, for the year ended September 30, 2005.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Options
Francis E. O’Donnell, Jr., M.D. Chairman and Chief Executive Officer	2005 2004 2003	$	— — —	$	— — —	20,000 20,000 20,000

Steven R. Arikian, M.D. President and Chief Operating Officer, Biopharmaceutical Products and Services	2005 2004 2003		416,041 361,262 275,953		52,571 85,250 —	225,000 520,012 —

Martin G. Baum President and Chief Operating Officer, Specialty Pharmaceuticals	2005 2004 2003		420,962 404,622 152,769		225,606 123,750	— 116,974 259,825

Samuel S. Duffey, Esq. General Counsel and Secretary	2005 2004 2003		271,519 161,961 —		— — —	— 618,765 —

Alan M. Pearce Chief Financial Officer	2005 2004 2003		177,885 — —		— — —	— — —

Options Granted In the Last Fiscal Year

The following table sets forth information with respect to grants of stock options by Biovest International, Inc., our majority owned subsidiary, during Fiscal 2005 to our named executive officers. No option grants were made to the named executive officers by the Company during Fiscal 2005. Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of our future common stock price.

	Individual Grants						Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted		Percent of Total Options/SARS Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Market Price of Underlying Security on Date of Grant	Expiration Date
							5%	10%
Francis E. O’Donnell, Jr., M.D.	20,000	(1)	3.4%	$0.50	$0.27	03/10/2015	$0	$4,000

Steven R. Arikian, M.D.	200,000 25,000	(1) (1)	33.6 4.2	0.50 0.50	0.27 0.27	10/19/2014 03/10/2015	0 0	40,000 5,000

(1)	Represents options to purchase shares of common stock of our Biovest subsidiary. Percentage based on an aggregate 595,000 shares of Biovest common stock subject to options granted by Biovest to its employees in the year ended September 30, 2005.

Aggregate Option Exercises in Last Fiscal Year and Year-End Values

The following table sets forth information with respect to the aggregate stock option exercises by our named executive officers during Fiscal 2005 and the year-end value of unexercised options held by such executive officers at year end, reflecting the automatic conversion, upon completion of our initial public offering in October 2005, of all preferred stock options into common stock options. These values have been calculated on the basis of our initial public offering price of $8.00 per share, although our initial public offering had not yet been completed as of the end of Fiscal 2005. There was no public trading market for our common stock as of September 30, 2005. The following table also includes options granted to purchase shares of common stock of our majority-owned Biovest subsidiary, and with respect to such options, the values below are based on a value of $0.80 per share, which was the last reported sale price for such stock on the OTC Bulletin Board on September 30, 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-money Options/SARs at FY End ($) Exercisable/ Unexercisable(1)
Francis E. O’Donnell, Jr., M.D.	—	—	42,252/0	25,027/0
Steven R. Arikian, M.D.	—	—	509,868/235,144	487,623/266,998
Martin G. Baum	—	—	341,597/35,258	2,013,457/207,402
Samuel S. Duffey, Esq.	—	—	408,169/210,596	540,784/308,742

Employment Agreements with Executives

Francis E. O’Donnell, Jr., M.D. On January 1, 2005, we entered into an employment agreement with Dr. Francis E. O’Donnell, Jr., our Chairman, President and Chief Executive Officer. This agreement has an initial term of five years, and continues thereafter on an “at-will” basis, terminable during the “at-will” period by either party for any reason and at any time upon 30 days’ notice. Under the terms of the agreement, Dr. O’Donnell is entitled to a base salary of $1 per year. The agreement provides that, if we terminate Dr. O’Donnell’s employment without cause, because of disability, or for cause (except for dishonesty, misconduct, or unlawful acts that adversely affect us or pleading guilty or no contest to, or a conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation), or he terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary, health and welfare benefits, and all his options shall continue to vest for the 12-month period following the date of termination. Dr. O’Donnell will be deemed to have terminated his employment for good reason if he terminates because of a material breach of the agreement by us that is not cured within 30 days of written notice of the breach, the assignment by us without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility, the relocation of our principal executive offices outside of Tampa, Florida, or we require him to be based anywhere other than our principal executive offices. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Alan M. Pearce. On January 1, 2005, we entered into an employment agreement with Alan M. Pearce, our Chief Financial Officer. This agreement has an initial term of five years, and continues thereafter on an “at-will” basis, terminable during the “at-will” period by either party for any reason and at any time upon 30 days’ notice. Under the terms of the agreement, Mr. Pearce is entitled to an initial base salary of $250,000 per year, provided that our Compensation Committee is required to increase this salary following this offering to cause the salary to be commensurate with compensation paid to similarly-experienced chief financial officers in comparable companies. The agreement provides that Mr. Pearce is eligible to receive an annual performance bonus with a target of 50% of his annual base salary and a separate special bonus in connection with our initial public offering in the amount to be determined by the Compensation Committee. The agreement provides that, if we terminate Mr. Pearce’s employment without cause, because of disability, or for cause (except for dishonesty, misconduct, or unlawful acts that adversely affect us or pleading guilty or no contest to, or a conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation), or Mr. Pearce terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary, health and welfare benefits, and all his options shall continue to vest for the 12-month period following the date of termination. Mr. Pearce will be deemed to have terminated his employment for good reason if he terminates because of a material breach of the agreement by us that is not cured within 30 days of written notice of the breach, the assignment by us without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility, the relocation of our principal executive offices outside of Tampa, Florida, or we require him to be based anywhere other than our principal executive offices. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Steven R. Arikian, M.D. On October 19, 2004, we entered into an amended employment agreement with Dr. Steven R. Arikian, our President and Chief Operating Officer, Biopharmaceutical Products and Services. This agreement was further amended on February 10, 2005. The amended agreement expires in October 2009. Under the terms of the agreement, Dr. Arikian is entitled to a base salary of $426,825 per year, subject to a minimum 10% increase each year, and the agreement specifies that his salary shall not be less than the salary of our President and Chief Operating Officer, Specialty Pharmaceuticals. The agreement provides that, if we terminate Dr. Arikian’s employment without cause or if he terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary and eligible for health insurance benefits for the two-year period following the date of termination. Dr. Arikian will be deemed to have terminated his employment for good reason if he terminates because of a reduction in base salary, a demotion or change in duties or responsibilities, a breach of his employment agreement by the company that is not cured within 10 days of written notice, or a disposition of substantially all of the business or assets of our Analytical subsidiary. If we terminate Dr. Arikian’s employment for cause or he terminates his own employment without good reason, he will be entitled to receive his base salary for 6 months after termination. If we create an executive operating position senior to, or on par with, Dr. Arikian’s position (other than President and Chief Operating Officer, Specialty Pharmaceuticals), and if Dr. Arikian terminates his employment within 30 days of the creation of such position, then Dr. Arikian will be entitled to severance of 15 months base salary paid in 15 equal monthly installments. The agreement provides that, during Dr. Arikian’s employment, he may not solicit our customers and will not engage in or own any business that is competitive with the business of our Analytica subsidiary.

In connection with his employment, Dr. Arikian was granted on November 7, 2003 options to purchase up to 95,003 shares of our common stock at an exercise price of $2.11 per share. One-third of these options vest 12 months after the grant, with the remainder vesting daily over the following 24 months, and the options expire on November 7, 2013. Under the terms of the option agreement, in the event of a transfer of control (as defined in the option agreement) of the company, any unexercisable portion of the option will immediately vest as of a date prior to the transfer of control, which date will be determined by our Board of Directors in its sole discretion.

Martin G. Baum. On December 31, 2004, we entered into a second amended and restated employment agreement with Martin G. Baum, our President and Chief Operating Officer, Specialty Pharmaceuticals, and the Chief Executive Officer of our TEAMM subsidiary. This agreement was further amended on February 10, 2005. The amended agreement expires in December 2008 and will automatically renew for successive one-year periods unless we give Mr. Baum notice of termination at least 90 days prior to the end of the then-current term. Under the terms of the agreement, Mr. Baum is entitled to a base salary of $426,825 per year, subject to a minimum 10% increase per year, and a car allowance of $6,000 per year. The agreement also provides that Mr. Baum’s salary shall never be less than that of our President and Chief Operating Officer, Biopharmaceutical Products and Services. The agreement provides that, during Mr. Baum’s employment and for a period of 24 months after the termination of his employment, he will not solicit our customers and will not engage in the same business as TEAMM anywhere in the U.S. Under Mr. Baum’s employment agreement, if we elect to terminate Mr. Baum’s employment without cause at any time, Mr. Baum will be entitled to receive severance compensation for a period of 24 months after his termination equal to the compensation and benefits he would have received during such 24-month period in the absence of such termination. In addition, in the event of a termination without cause, all of Mr. Baum’s unvested stock options will immediately vest and become exercisable and will remain exercisable for the duration of the severance period or until the expiration date of the option, whichever occurs first. In the event of a “constructive termination” or a change in control, Mr. Baum will be entitled to the above severance compensation for the greater of the remainder of his initial employment period or 24 months after his termination of employment. Under the agreement, a “constructive termination” is defined as a substantial change in the duties or responsibilities of Mr. Baum, a change in Mr. Baum’s reporting structure, a decrease of his base salary in effect on the date of a change in control, or a relocation of his primary work location by more than 50 miles. A change of control will be deemed to occur if any person or entity becomes the beneficial owner of more than 50% or more of the combined voting power of TEAMM’s or our outstanding securities or the sale or other disposition of all or substantially all of the assets of TEAMM or the company. In the event that we create an executive operating position senior to, or on par with, Mr. Baum’s position (other than President and Chief Operating Officer, Biopharmaceutical Products and Services), and if Mr. Baum terminates his employment within 30 days of the creation of such position, then Mr. Baum will be entitled to severance of 15 months base salary paid in 15 equal monthly installments. Under the agreement, we are permitted to terminate Mr. Baum’s employment for cause, in which case he would not be entitled to any severance compensation.

In connection with his employment, Mr. Baum was granted on November 7, 2003 options to purchase up to 95,003 shares of our common stock at an exercise price of $2.11 per share. One-third of these options vest 12 months after the grant, with the remainder vesting daily over the following 24 months, and the options expire on November 7, 2013. Additionally, Mr. Baum was granted on April 10, 2003 options to purchase up to 218,413 shares of our common stock at an exercise price of $1.05 per share. One-half of these options vest 12 months after the grant, with the remainder vesting daily over the following year, and the options expire on April 10, 2013.

Samuel S. Duffey, Esq. On January 1, 2005, we entered into an employment agreement with Samuel S. Duffey, Esq., our General Counsel. This agreement extends for an initial term of five years, and continues thereafter on an “at-will” basis, terminable during the “at-will” period by either party for any reason and at any time upon 30 days’ notice. Under the terms of the agreement, Mr. Duffey is entitled to a base salary of $275,000 per year, and the agreement provides that Mr. Duffey is eligible to receive an annual performance bonus with a target of 50% of his annual base salary and a separate special bonus in connection with our initial public offering. The agreement provides that, if we terminate Mr. Duffey’s employment without cause, because of disability, or for cause (except for dishonesty, misconduct, or unlawful acts that adversely affect us or pleading guilty or no contest to, or a conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation), or if Mr. Duffey terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary, health and welfare benefits for 12 months after the termination, and all his options shall continue to vest for the 12-month period following the date of termination. Mr. Duffey will be deemed to have terminated his employment for good reason if he terminates because of a material breach of the agreement by us that is not cured within 30 days of written notice of the breach, the assignment by us without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility, the relocation of our principal executive offices outside of Tampa, Florida, or we require him to be based anywhere other than our principal executive offices. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

In connection with his employment, Mr. Duffey was granted on November 7, 2003 options to purchase up to 118,754 shares of our common stock at an exercise price of $2.11 per share. One-third of these options vest 12 months after the grant, with the remainder vesting daily over the following 24 months, and the options expire on November 7, 2013. Under the terms of the option agreement, in the event of a transfer of control (as defined in the option agreement) of the company, any unexercisable portion of the option will immediately vest as of a date prior to the transfer of control, which date will be determined by our Board of Directors in its sole discretion.

EQUITY COMPENSATION PLANS

The following table summarizes securities authorized for issuance under equity compensation plans as of September 30, 2005 (our last completed fiscal year end):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights [a]	Weighted- average exercise price of outstanding options, warrants, and rights [b]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a]) [c]
Equity compensation plans approved by shareholders	1,601,133	$1.85	5,260,326
Equity compensation plans not approved by shareholders	—	N/A	—

Total	1,601,133	$1.85	5,269,326

REPORT ON EXECUTIVE COMPENSATION BY COMPENSATION COMMITTEE

General

The Compensation Committee was established in 2005 and currently consists of David M. Schubert, John P. Dubinsky, and Steven J. Stogel. The Compensation Committee is comprised entirely of non-employee directors and is responsible for establishing the compensation of our senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits. The Compensation Committee also administers our equity incentive plans.

Compensation Philosophy

The Compensation Committee’s goal is to establish and maintain compensation policies that will enable us to attract, motivate, and retain high-quality executives and to ensure that their individual interests are aligned with our long-term interests and our shareholders. The committee places heavy emphasis on paying for performance and believes that a significant portion of an executive’s total compensation opportunity should be at risk and tied to company performance. In addition, in the case of Dr. Francis E. O’Donnell, our Chairman and Chief Executive Officer, the committee has determined that compensation decisions with respect to Dr. O’Donnell should take into account the fact that Dr. O’Donnell is currently the largest beneficial owner of our common stock. Our compensation package generally consists of three principal components:

•	Base salaries, as described in the employment agreements;

•	Annual incentive bonus eligibility; and

•	Stock option grants and other forms of equity-based compensation.

Base Salary.    With the exception of Dr. O’Donnell, base salary is the largest portion of the cash compensation package received by each of our executive officers. The base salary of each of our executive officers is governed by employment agreements that were entered into during 2004 and 2005, prior to our initial public offering. Subject to the terms of the employment agreements currently in effect, we intend to establish the base salary of each executive officer based, among other factors, on the Compensation Committee’s assessment of that executive officer’s position, responsibilities, experience, and performance. Our philosophy is to pay base salaries sufficient to attract and retain highly qualified executives. An executive officer’s level of responsibility is the primary factor used in determining base salary. Individual performance also is considered in determining any salary adjustment.

The Compensation Committee reviews and approves all executive officer salary adjustments as recommended by the Chief Executive Officer and determines whether to increase the base salary above the amount set forth in their employment agreements. The Compensation Committee reviews annually the performance of the Chief Executive Officer and the other officers and establishes their base salaries. As a result of Dr. O’Donnell’s substantial ownership interest in the Company, Dr. O’Donnell has agreed to accept a base salary of $1.00 per year for the 2005 and 2006 fiscal years. The Compensation Committee has determined that it will not increase the base salaries of the executive officers for the 2006 fiscal year.

Annual Bonus.    Our executive officers are eligible for an annual cash bonuses under their respective employment agreements. No bonuses were paid to the executive officers for Fiscal 2005. However, the Compensation Committee plans to review the performance of the officers for Fiscal 2005 and may grant bonuses to specific officers as they deem appropriate.

Equity-Based Compensation.    Our equity-based awards to our executive officers consist principally of stock options granted from time to time under our equity incentive plans. Stock option grants are based on various factors, including the executive officer’s position, responsibility and tenure, each executive officer’s ability to contribute to our future success, and the other elements of such executive officer’s compensation. Generally, we use equity-based compensation to better align the interests of our executive officers with those of our shareholders. In addition, Dr. O’Donnell owns a significant amount of our common stock.

The Internal Revenue Code imposes a limitation on the deduction under Section 162(m) for certain executive officers’ compensation unless certain requirements are met. Our policy is to have all compensation fully deductible; however, we reserve the right to pay compensation that is not deductible if it is in our best interests.

THE AUDIT COMMITTEE

Steven J. Stogel
John P. Dubinsky
David M. Schubert

January 30, 2006

The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During our fiscal year ended September 30, 2005, we were a party to the following transactions with certain of our executive officers, directors, holders of more than 5% of our voting securities, and their respective affiliates. We believe that the terms of these transactions were no less favorable to us than the terms that could have been obtained from unaffiliated third parties.

Stock Issuances

Series A Convertible Preferred Stock.    During Fiscal 2005, we issued 997,530 shares of Series A Convertible Preferred Stock at a per share price of $2.11 to a total of five investors. During Fiscal 2005, The Hopkins Capital Group, LLC and MOAB Investments, L.P. purchased 233,707 and 233,707 Series A preferred shares, respectively, and Alan M. Pearce, our Chief Financial Officer, purchased 237,507 shares. Dr. Dennis L. Ryll, one of our directors, is a limited partner of MOAB Investments, LP. Dr. Francis E. O’Donnell, Jr., our Chairman and Chief Executive Officer, is the sole manager of The Hopkins Capital Group, LLC. Each share of our Series A Convertible preferred Stock automatically converted into one share of our common stock upon the closing of our initial public offering on November 2, 2005.

Issuance of Series E Convertible Preferred Stock.    During Fiscal 2005, we issued 13m533m443 shares of our Series E Convertible Preferred Stock at a per share price of $2.11 in cash and other consideration in various transactions to a total of 26 parties or their affiliates. The following directors and 5%-or-greater shareholders were among those who acquired Series E shares in these transactions:

Name	Number of Shares Purchased(1)
Pharmaceutical Product Development, Inc. and affiliates	4,750,142
The Hopkins Capital Group, LLC	762,389
MOAB Investments, LP	883,824
Ronald Osman	2,375,072
Dennis Ryll, M.D.	71,253
Steven Stogel	570,018
John Dubinsky	237,508

(1)	Includes exercised warrants.

The Series E preferred stock automatically converted into shares of our common stock upon the closing of our initial public offering.

Loans Made to the Company by Affiliates and Related Parties

In June 2005, we borrowed an aggregate of $0.6 million in the form of a bridge loan from The Hopkins Capital Group II, LLC, otherwise referred to as Hopkins II. Dr. O’Donnell is the sole manager of Hopkins II, and several irrevocable trusts established by Dr. O’Donnell collectively constitute the largest equity owners of Hopkins II. Additionally, MOAB Investments, LP. is an equity owner in Hopkins II, and Mr. Pearce (our Chief Financial Officer) has loaned funds to Hopkins II. The June 2005 bridge loan was evidenced by an unsecured interest-free promissory note that was due on the earlier of August 31, 2005 or the closing of our initial public offering.

In August 2005, we entered into a new bridge loan agreement with Hopkins II that provides for aggregate borrowing availability of up to $7.5 million in principal amount. In connection with this agreement, the $4.2 million advanced under the previous Hopkins II bridge loan was converted into an obligation under the new bridge loan agreement. The new bridge loan (including all accrued interest) will become due upon the earlier of August 16, 2007 or the completion by our company of a debt or equity financing that results in proceeds of more than $35.0 million (net of underwriting discounts, commissions, or placement agent fees). We may prepay the bridge loan at any time without penalty or premium. As of September 30, 2005, $4.2 million in principal and $0.02 million in accrued interest was outstanding under this bridge loan.

Relationship with Biovest International, Inc.

In June 2003, we purchased 81% of the outstanding capital stock of Biovest International, Inc. for $20.0 million pursuant to an Investment Agreement with Biovest. Under the Investment Agreement, as amended, we paid $2.5 million in cash at closing, $2.5 million by a 90-day note, and the balance of $15.0 million by a non-interest-bearing promissory note. This note is payable in installments of $2.5 million on June 16, 2004, $2.5 million on June 16, 2005, and $5.0 million on June 16, 2006 and June 16, 2007. As of September 30, 2005, the principal balance under the non-interest-bearing note was $0.7 million.

In August 2004, we entered into an amendment to our Investment Agreement with Biovest under which we agreed to exercise reasonable efforts, but made no binding commitment, to accelerate payments to Biovest under the promissory note. Under this amendment, we advanced $9.3 million to Biovest as of September 30, 2005. Advances made under this amendment constitute a part of and reduce the outstanding balance under the promissory note.

In June 2003, as part of our acquisition of 81% of the outstanding stock of Biovest, we granted 15 holders of promissory notes previously issued by Biovest the right to convert up to an aggregate of $5.0 million in principal under their notes, plus accrued interest, into shares of our common stock at a price equal to the then-current fair market value of our common stock (or in the case of $1.6 million in principal amount of such notes, at a price equal to 80% of such fair market value), provided that if our common stock is publicly traded at the time of conversion, then fair market value shall be deemed to be the initial public offering price of our common stock. This right was granted in consideration of the consent of such noteholders to our investment in Biovest. As of September 30, 2005, a total of $4.8 million in principal amount and $1.0 million in accrued interest were outstanding under these notes, and an aggregate of $4.5 million in principal amount of these notes (together with accrued interest) was convertible into shares of our common stock. Subsequent to September 30, 2005, a total of $1.3 million in principal and interest under these notes was converted into our common stock.

Dr. O’Donnell, our Chairman and Chief Executive Officer, is also Vice Chairman and a director of Biovest, and Dr. Arikian, one of our directors and our President and Chief Operating Officer, Biopharmaceutical Products and Services, is also President, Chairman, and Chief Executive Officer of Biovest. Also, Martin G. Baum, our President and Chief Operating Officer, Specialty Pharmaceuticals, is a director of Biovest.

Relationship with BioDelivery Sciences International, Inc.

We have entered into various transactions with BioDelivery Sciences International, Inc., a publicly traded drug delivery technology company. Dr. O’Donnell is a principal shareholder and Chairman of the Board of BioDelivery Sciences. Previously, Dr. O’Donnell also served as the President and Chief Executive Officer of BioDelivery Sciences. Additionally, Alan Pearce, our Chief Financial Officer, served as a director of BioDelivery Sciences until September 2005. The Hopkins Capital Group, LLC and MOAB Investments, LP are principal shareholders of BioDelivery Sciences.

In April 2004, we entered into a license agreement with BioDelivery Sciences under which BioDelivery Sciences granted us an exclusive license to make, use, or sell its encochleated formulation of amphotericin B for topical treatments for CRS and asthma in the U.S. and European Union. In September 2004, we entered into an asset purchase agreement with BioDelivery Sciences under which we paid BioDelivery Sciences a fee of $2.5 million to expand the geographic scope of the license to make it worldwide and to reduce the royalty percentages to 7% on approved antifungal CRS therapies (but not asthma therapies) that utilize BioDelivery Sciences’ technology and 6% on any unapproved antifungal CRS therapies based on the Mayo Foundation license. During Fiscal 2005, we paid BioDelivery Sciences $.05 million under this agreement for royalties.

In August 2004, BioDelivery Sciences acquired Arius Pharmaceuticals, Inc., a pharmaceutical development company that is our development partner for our Emezine product. In March 2004, prior to the acquisition of Arius by BioDelivery Sciences, we obtained exclusive U.S. distribution rights to Emezine under a distribution agreement that we entered into with Arius. We are responsible for paying Arius up to a total of $1.9 million in development fees, payable in installments against the delivery of various development milestones, of which $1.1 million was paid to Arius by the Company during Fiscal 2005.

Relationship with Pharmaceutical Product Development, Inc.

In addition to the above-described purchase of our Series E convertible preferred stock by Pharmaceutical Product Development, Inc., or PPD, our Biovest subsidiary engaged PPD in December 2003 as a consultant in connection with the development of its Biovaxid product candidate. PPD holds more than 5% of the outstanding common stock of our company. In September 2004, Biovest entered into an expanded consulting agreement with PPD pursuant to which we have agreed to pay aggregate fees of approximately $4.6 million to PPD for vaccine-related services, including site development, patient enrollment, vendor management, and regulatory document collection. We paid PPD a total of $1.3 million in consulting fees during Fiscal 2005.

In September 2004, we entered into a Royalty Stream Purchase Agreement with PPD under which we sold an interest in our future revenue from SinuNase to PPD for a $2,500,000 cash payment. The interest sold to PPD under this agreement was equal to a 6% royalty of our net sales of compounded amphotericin B solution for CRS prior to FDA approval and a royalty of 7% of our net sales of SinuNase after FDA approval if such approval is obtained. Under this agreement, we are obligated to pay PPD cumulative minimum payments equal to at least $2,500,000 by the end of calendar year 2009. In the event PPD terminates the agreement for breach, including for our failure to make the minimum payments, we will be required to refund the $2,500,000 cash payment less all royalty payments made by us to PPD. In August 2005, we entered into an amendment to this agreement under which we increased PPD’s royalty interest in certain SinuNase formulations to 14% of our net sales of the product. This increase applies to any aqueous suspension that includes amphotericin B, but it does not apply to any encochleated formulation. In exchange for this royalty interest increase, PPD has agreed to provide various clinical trial services and services relating to FDA approval of SinuNase, including preparation of the SinuNase NDA, at no cost to us other than reimbursement of PPD’s out-of-pocket expenses.

Relationship with McKesson Corporation

We have entered into various transactions with McKesson Corporation. McKesson, which is a large pharmaceutical distributor, serves as the primary distributor of our pharmaceutical products. McKesson was a holder of more than 5% of our voting securities for a portion of Fiscal 2005 but did not hold more than 5% as of the end of Fiscal 2005. In Fiscal 2005, $4.2 million of our sales, or 16%, were made to McKesson.

Since February 27, 2004, we have been a party to a Biologics Distribution Agreement with McKesson that gives McKesson exclusive distribution rights for all of our biologic products (including Biovest’s products) in the U.S., Mexico, and Canada. These distribution rights were granted to McKesson in exchange for a $3.0 million refundable deposit paid by McKesson to us. The agreement provides for a monthly distributor fee payable to McKesson in the amount of 5% of the monthly net revenue (as defined in the agreement) received by us from the sale of biologic products. The agreement also obligates us to reimburse McKesson for all of McKesson’s expenses, including materials, overhead, and direct and indirect labor, incurred by McKesson in providing the distribution services, although any reimbursed amounts are deducted in calculating monthly net revenue for purposes of the distributor fee. The agreement can only be terminated by McKesson upon 180 days’ notice, by a non-breaching party upon a material breach by the other party, upon mutual written agreement, or upon our repurchase of McKesson’s distribution rights prior to FDA approval of our first biologic product. In order to repurchase the distribution rights, we must pay McKesson a cash payment equal to the greater of two times the amount of the refundable deposit or 3% of the value of the shareholder’s equity at the time of termination. If the agreement is otherwise terminated, then we will be required to return the $3.0 million deposit to McKesson. In the event that Biovaxid is approved by the FDA and offered for commercial sale, our sales of Biovaxid will be subject to this agreement.

In addition, McKesson has provided a secured credit facility to us in the initial amount of approximately $10 million, of which $6.0 million, including principal and interest, was outstanding as of September 30, 2005. In February 2005, we paid the principal balance of this credit facility down to $6.1 million, and in connection with this paydown, our agreements with McKesson were amended to provide for forbearance on the debt through June 30, 2005, and we subsequently received a further extension of this forbearance through September 14, 2005 in consideration of payments of $300,000 to McKesson. On September 13, 2005, we received another extension of the forbearance through September 29, 2005 in consideration of making a $0.1 million principal payment under the credit facility. Subsequent to September 30, 2005, the McKesson credit facility has been repaid except for $0.8 million in principal that remained outstanding as of December 31, 2005.

Dr. O’Donnell and Dr. Ryll have each personally guaranteed our obligations under the loan from McKesson Corporation. Two irrevocable trusts established by Dr. O’Donnell have also pledged publicly traded securities of other companies to secure the loan. In addition, The Hopkins Capital Group, LLC and MOAB Investments, LP have each guaranteed our obligations under the loan. Until February 2005, the McKesson loan was also secured by a pledge of Company stock held by The Hopkins Capital Group, LLC and MOAB Investments LP.

Other Transactions

Until May 2005, Dr. O’Donnell personally guaranteed a line of credit in the amount of $4.5 million extended to our company by Missouri State Bank. This line of credit, which was repaid and terminated in May 2005, was evidenced by a demand promissory note secured by publicly traded securities pledged by the Francis E. O’Donnell Jr. Irrevocable Trust #1 and accounts receivable of our company. The Francis E. O’Donnell Jr. Irrevocable Trust #1 is an irrevocable trust established by Dr. O’Donnell and in which he is a beneficiary. In consideration of this guaranty and pledge, The Hopkins Capital Group, LLC was granted warrants to purchase an aggregate of 285,009 shares of our common stock at an exercise price of $2.11 per share, although The Hopkins Capital Group, LLC did not receive any payments under this line of credit.

In May 2005, we terminated and repaid in full the line of credit with Missouri State Bank with the proceeds of a new credit facility with Laurus Master Fund, Ltd. The Laurus credit facility is evidenced by three convertible promissory notes in the aggregate principal amount of $10 million. In connection with the commencement of the Laurus credit facility, the pledge to Missouri State Bank by Dr. O’Donnell and the Francis E. O’Donnell Irrevocable Trust #1 was converted into a pledge to secure the Laurus credit facility, and the guaranty by this trust was terminated. This guaranty and pledge will remain in effect until the Laurus notes are paid in full.

On November 11, 2004, The Francis E. O’Donnell Jr. Irrevocable Trust #1 entered into a Put Call Agreement with DKR SoundShore Oasis Holding Fund, Ltd. This agreement was entered into in connection with DKR’s purchase of 1,187,536 shares of our Series E preferred stock at a purchase price of $2.11 per share. The agreement provides that, for a period of two years after November 11, 2004 or such shorter period for which DKR owns shares of our Series E preferred stock, DKR has the right to require the trust to purchase from DKR up to 1,187,536 shares of Series E preferred stock (or any securities into which such stock is converted) held by DKR at a price of $2.11 per share plus 5% per year. In addition, the agreement provides that, for a two-year period following November 11, 2004, the trust has a call option to purchase 593,768 shares of our Series E preferred stock (or any securities into which such stock is convertible) at a price of $2.11 per share plus 5% per year, provided that this call right was irrevocably waived by the trust in May 2005 under a subsequent agreement between the trust and DKR. The trust’s obligations under the agreement have been secured by a pledge of publicly traded securities owned by the trust.

In addition, MOAB Investments, LP pledged cash in the amount of $250,000 as collateral for a loan to our company from the First Commercial Bank of Tampa in the principal amount of $250,000. This loan from First Commercial Bank of Tampa was paid in full in December 2004.

Dr. O’Donnell holds a 50% partnership interest in a limited partnership that owns a private jet that we use for executive travel relating to company business. We reimburse the partnership for out-of-pocket costs for fuel, a per diem fee covering pilot costs (including overnight stays), and a flat hourly charge for flight time. During Fiscal 2005, we paid this partnership $0.3 million for the usage of the jet.

PRINCIPAL ACCOUNTANTS FEES AND SERVICES

The consolidated financial statements as of and for the years ended September 30, 2005, 2004, and 2003 have been audited by Aidman, Piser & Company, independent registered public accounting firm. We expect that representatives of Aidman, Piser & Company will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

Audit and Related Fees

During Fiscal 2005, the Company engaged Aidman, Piser & Company to perform the Fiscal 2005 audit and to prepare the Fiscal 2005 income tax returns.

Audit Fees.    The aggregate audit fees billed by Aidman, Piser & Company for the fiscal years ended September 30, 2005 and 2004 were $371,000 and $295,000, respectively. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements, as well as other professional services rendered in connection with the Company’s initial public offering included in the Company’s registration statement on Form S-1 filed in February 2005 and services that are normally provided by Aidman, Piser & Company in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

Audit-Related Fees.    The aggregate fees billed by Aidman, Piser & Company for assurance and related services related to the performance of the audit or review of the Company’s consolidated financial statements and not described above under “Audit Fees” were $110,000 in the fiscal year ended September 30, 2005 and $91,000 in the fiscal year ended September 30, 2004. During these two fiscal years, the Company’s audit-related services principally included audit services relating to the audit of Biovest International, Inc., a majority owned subsidiary of the Company, and services related to the audit of the Company’s 401(k) plan.

Tax Fees.    During Fiscal 2005, Aidman, Piser & Company billed $53,000 to the Company for preparing the Company’s 2004 tax returns. The Company has engaged Aidman, Piser & Company to prepare its 2005 tax returns with expected fees for such services ranging from $55,000 to $60,000.

All Other Fees.    There were no fees billed by Aidman, Piser & Company during Fiscal 2005 or Fiscal 2004 for professional services other than the services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

The Audit Committee does not believe the provision of non-audit services by the independent accountant impairs the ability of such accountant to maintain independence with regard to the Company.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Because the Audit Committee was not constituted until after the end of Fiscal 2005, the services and fees of our auditors were not subject to approval by the Audit Committee, although all such services and fees for periods after Fiscal 2005 will be pre-approved by the Audit Committee.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have included in the Company’s proxy statement and presented at the 2007 annual meeting of shareholders (which is expected to be held on or about April 6, 2007) will be included in the Company’s proxy statement and related proxy card if it is received by the Company no later than October 10, 2006 (120 calendar days prior to the anniversary of the mailing date of this Proxy Statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.

Other deadlines apply to the submission of shareholder proposals for the 2007 annual meeting that are not required to be included in the Company’s proxy statement under Securities and Exchange Commission rules. With respect to these shareholder proposals for the 2007 annual meeting, the Company’s bylaws provide certain requirements for advance notification by shareholders of business to be conducted at annual meetings but not necessarily included in the Company’s proxy statement. In order to be timely, a shareholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not less than 120 days prior to the date of the meeting. These requirements are separate from and in addition to requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the 2006 Annual Meeting. If any other matters properly come before the annual meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgement of the persons voting them.

By Order of the Board of Directors,

/s/ FRANCIS E. O’DONNELL, JR.
Francis E. O’Donnell, Jr., M.D.
Chairman of the Board and Chief Executive Officer

January 30, 2006

ACCENTIA BIOPHARMACEUTICALS, INC.

Annual Meeting of Shareholders, April 6, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Accentia Biopharmaceuticals, Inc. hereby appoints Francis E. O’Donnell, Jr. and James A. McNulty, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and vote all shares of Accentia Biopharmaceuticals, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Accentia Biopharmaceuticals, Inc., and at any adjournments or postponements thereof, to be held on April 6, 2006, at 10:00 a.m, local time, at the St. Louis Club, 7701 Forsyth Blvd., St. Louis, Missouri 63105 as follows:

(Continued and to be signed on reverse side,)

ANNUAL MEETING OF SHAREHOLDERS OF

ACCENTIA BIOPHARMACEUTICALS, INC.

April 6, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

NOMINEES: CLASS I AND CLASS II

☐	FOR ALL NOMINEES	Dennis L. Ryll	Class I
		David M. Schubert	Class I
☐	WITHHOLD AUTHORITY	Alan M. Pearce	Class I
	FOR ALL NOMINEES	John P. Dubinsky	Class II
		Steven J. Stogel	Class II
☐	FOR ALL EXCEPT (See Instructions below)

INSTRUCTION:     To withhold authority to vote for any individual nominee(s), mark, “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:     ●

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

2.	Ratify the appointment of Aidman, Piser & Company as Accentia’s independent registered public accounting firm for the fiscal year ending September 30, 2006.	For ☐	Against ☐	Abstain ☐
The Board of Directors recommends a vote FOR each of the above proposals. This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the above proposals, and at the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Shareholder _______________________________________ Date _______________

Signature of Shareholder _______________________________________ Date _______________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.